Exhibit 10.128

- Personal & Confidential -

December 15, 2009

To: Danna Rabin

Dear Danna,

I am happy to inform you that your annual gross base salary has been increased to 200,000 USD. The effective date of this increase is December 28, 2009.

This adjustment is based upon a combination of several factors including the relative competitive market information, and your performance.

The amount mentioned above is based on regular full time employment. In the case of part time employment, your salary will be updated proportionately.

Please note that all compensation matters are considered personal and should be kept confidential.

On behalf of our entire management team, congratulations and thank you for your continued contribution to Comverse.

Sincerely,

/s/ Dror Bin
Dror Bin
Group President - Sales

cc:	Employee File 200-032452955
Joe Wray
Or Kaynar
Rafael Uzeda

200 Quannapowitt Parkway, Wakefield, MA 01888 USA T +1 781 246.9000